CHARLES W. LUTTER, JR.
                          ATTORNEY AND COUNSELOR AT LAW
                                 103 Canyon Oaks
                          San Antonio, Texas 78232-1305
                                 (210) 495-5438
                               Fax (210) 496-1631


                                February 25, 2004


Board of Trustees
Memorial Funds
6550 Directors Parkway
Abilene, Texas 79606

Re:  Memorial funds - Legal Opinion and Consent


Dear Sirs:


You have requested my legal opinion and consent so that Memorial Funds (the "Trust") may have a current legal opinion to complete Post-Effective Amendment No. 22/25 to the Trust's Registration Statement on Form N-1A.

I have considered, among other things, the Trust's Registration Statement, the Trust instrument, the opinions of prior counsel to the Trust previously filed as exhibits to the Trust's Registration Statement, copies of actions of the Board of Trustees as furnished by the Trust, and such other documents and records as deemed necessary for the purpose of this opinion.

Based on my review, I am of the opinion that the shares of beneficial interest in the three series of the Trust (Government Bond Fund, Growth Equity Fund, and Value Equity Fund) are duly authorized and when purchased and paid for as described in the Trust's Registration Statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Post-Effective Amendment to the Trust's Registration Statement on Form N-1A (SEC File Nos. 811-8529 and 333-41461).


Sincerely,

/S/ Charles W. Lutter, Jr.

Charles W. Lutter, Jr.